Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Transmeridian Exploration Incorporated of our reports dated March 15, 2007 relating to the consolidated financial statements of Transmeridian Exploration Incorporated as of and for the years ended December 31, 2006 and 2005, Transmeridian Exploration Incorporated’s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Transmeridian Exploration Incorporated as of December 31, 2006, which appear in the Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Independent Auditors” in such Registration Statement.

/s/ UHY LLP

Houston, Texas

July 17, 2007